Exhibit 10.1
SUMMARY OF DIRECTOR COMPENSATION
(Effective July 1, 2008)
     Effective July 1, 2008, non-employee directors of Cardiogenesis Corporation are entitled to receive the following compensation for their service on the Board and committees of the Board:
     1. Each non-employee director will receive an annual retainer of $12,000 (payable quarterly) and a per meeting fee of $2,500 for each regularly scheduled quarterly meeting of the Board of Directors attended in person by such director ($1,250 for regularly scheduled quarterly meetings attended telephonically) as well as reimbursement for travel expenses associated with attendance at any such meeting. The Chairman of the Board will receive an additional annual retainer of $5,000 per year, payable quarterly.
     2. In addition, the chairmen of the Company’s Audit Committee, Compensation Committee, and Corporate Governance Committee will receive an additional annual retainer of $5,500, $5,500 and $2,000 per year (payable quarterly). Members of the Audit Committee, other than the chairman, will receive an additional annual retainer of $2,500 (payable quarterly).
     3. Each member of the Company’s Audit Committee, Compensation Committee and Corporate Governance Committee will receive a per meeting fee of $1,000 for each regularly scheduled separate meeting of such Committee attended in person or telephonically.
     4. Pursuant to the terms of the Company’s 1996 Director Stock Option Plan, as currently in effect, each non-employee director of the Company receives an option to purchase 22,500 shares of Common Stock upon their election to the Board of Directors and subsequent option grants of 7,500 shares upon their re-election each year (provided that such re-election is at least six months after the date of initial election to the Board of Directors). The exercise price is 100% of the closing price of the Company’s common stock on the date prior to the grant date. Initial option grants vest as to one-third of the shares on each yearly anniversary of the grant date until fully vested. Subsequent option grants vest in full on the first anniversary of the date of grant. If the non-employee director ceases to serve as a director for any reason, vesting shall cease as of the date of such termination and shall be exercisable for 60 days following termination except in the case of death or disability in which case the option shall be exercisable for a period of 12 months following termination as a director.